Exhibit 99.1

Commonwealth Biotechnologies, Inc. Reaches Agreement on Extending Convertible Notes.

Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market:CBTE) is pleased to announce that it has reached an agreement with its PIPE investors to extend for 6 months its convertible note facilities of approximately $1.4M that matured on June 30 and has also received consent to suspend the financial covenants under such note facilities through the 3rd Quarter.

Dr. Paul D’Sylva, CBI Board Member said that “The extension and covenant waiver will enable orderly completion of the proposed transaction with GL Biochem over the course of the coming months. CBI is working towards completion of the GL transaction and is working proactively with its PIPE investors to position the combined group to pursue its growth and expansion plans in the coming years.”

Dr. Richard Freer, CBI’s COO said that “Upon completion, management expects that the GL Biochem acquisition should provide CBI with much improved cashflows and profit growth and I am pleased that our PIPE investors have backed the CBI’s strategy and plans with this extension and waiver.”

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

About GL Biochem (Shanghai) Ltd

GL Biochem (Shanghai) Ltd is an international leader in the research, development, manufacture and marketing of diverse biochemical and fine chemicals, with a particular strength in peptides, peptide reagents and related products. With over 800 highly-trained staff and state-of-the-art facilities, GL Biochem is now the largest manufacturer of research-grade peptides and peptide reagents globally. For more information visit www.glschina.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, CBI cannot guaranty that:

•	the CBI/GL Biochem transaction referenced herein will close; and

•	the combined companies will perform as anticipated on an ongoing basis; and

•	that CBI’s shareholders and lenders will approve this transaction.

Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Further, all forward-looking statements included in this press release are based upon information available to CBI as of the date hereof. CBI assumes no obligation to update any such forward-looking statements.